Bell Microproducts Announces Financial Results for the
Fourth Quarter and Full Fiscal Year 2009

Sequential Sales Up 9% to $837 Million
Quarterly Earnings Improve to $0.40 per Share and Non-GAAP Earnings to $0.28 per Share

SAN JOSE, Calif.—March 3, 2010 -- Bell Microproducts Inc. (NASDAQ: BELM), one of the world’s largest value-added distributors of storage and computing technology, today announced its financial results for the three and twelve months ended December 31, 2009.

Net sales in the fourth fiscal quarter of 2009 were $837.0 million, an increase of 9% compared to both the third quarter of 2009 and the fourth quarter of 2008.  Net income for the fourth fiscal quarter of 2009 was $12.9 million, or $0.40 per diluted share, compared to net income of $1.7 million, or $0.05 per diluted share in the prior quarter, and a net loss of $(33.5) million, or $(1.04) per share in the fourth quarter of 2008.  On a non-GAAP basis, the Company generated net income of $9.1 million, or $0.28 per diluted share in the fourth fiscal quarter of 2009, as compared to non-GAAP net income of $4.2 million, or $0.13 per diluted share in the prior quarter and a non-GAAP net loss of $(16.4) million, or $(0.51) per share, in the fourth quarter of 2008.

“We are pleased to report significantly improved profits and fundamentals in the fourth quarter as we concluded a year full of accomplishments,” said W. Donald Bell, President and CEO.  “Sales increased in each major geography as market conditions improved and we executed against our goals.  We were particularly encouraged by Europe, where sales increased 14% compared to same quarter last year and 17% sequentially.  With our sales growth, solid margins and lower expenses, we generated significant sequential increases in our GAAP and non-GAAP profits.  Our 2010 focus is on further improving our execution and shareholder returns.”

Key Financial Highlights for the Fourth Quarter of 2009:

~~•~~	Net sales were $837.0 million, up 9% compared to the third fiscal quarter of 2009.

•	Selling, general and administrative expenses (excluding professional fees) were down 25% and professional fees were down 76% from the fourth quarter of 2008.

•	The Company reported operating income of 2.1% of sales and net income of $12.9 million ($0.40 per diluted share).

•	Non-GAAP net income was $9.1 million ($0.28 per diluted share), up from $4.2 million ($0.13 per diluted share) in the third quarter of 2009.

•	Working capital, defined as current assets less current liabilities, increased 14% to $152 million, and the cash conversion cycle declined from 41 days to 40 days, compared to September 30, 2009.

•	In September 2009, the Company became current with its SEC filing requirements, and in early 2010:
o	the Company’s shares became relisted on The NASDAQ Global Market under the symbol “BELM”, and
o	the Company announced that the SEC investigation concerning its accounting and financial reporting matters had been completed and that no enforcement action was recommended.

Non-GAAP results reflect the exclusion of various non-cash and other charges and credits from the Company’s reported GAAP results as detailed in the attached supplemental reconciliation table, including the following recorded in the fourth quarter of 2009:

•	a $3.2 million credit recorded upon a contract settlement, and

•	net tax credits of $8.6 million to reverse a portion of the valuation allowance previously recorded on certain deferred tax assets.

Net Sales and Product Mix by Region

The following is a comparison of the Company’s net sales and product mix for the fourth quarter of 2009 in each of its three major geographic regions:

•
North American net sales were $354.0 million (42% of total revenues), a sequential increase of 4%. The sales growth was primarily fueled by an improved market for storage components, improved execution of semiconductor sales and continued growth in value-added products and services. Compared to the fourth quarter of 2008, North American net sales increased 1%.

•
European region net sales were $351.7 million (42% of total revenues), a sequential increase of 17% (16% in constant currency), primarily attributable to an improved market for storage components, a seasonal increase in enterprise product sales and a strengthening of foreign currencies in relation to the US dollar.  Compared to the fourth quarter of 2008, European net sales increased 14% (5% in constant currency).

•
Latin American net sales were $130.8 million (16% of total revenues), a sequential increase of 6% (5% in constant currency).  Compared to the fourth quarter of 2008, Latin American net sales increased 19% (13% in constant currency) due to an improved market for semiconductor products and storage components.

The following is a net sales breakdown for Bell Micro’s major categories of products and services for the fourth fiscal quarter:

•
The Components and Peripherals category, which represented 46% of net sales, increased 16% sequentially and increased 27% compared to the comparable quarter of 2008.  Disk drive sales increased 16% from both comparable prior periods, primarily in Europe and North America, and primarily due to stabilized unit pricing and a favorable product mix.  Disk drive sales represented 26% of total net sales.  Also contributing to the growth in Components and Peripherals was increased sales of certain semiconductor products, primarily in Latin America.

•
The Solutions category increased 5% sequentially to represent 54% of total net sales in the fourth quarter of 2009.  The sequential increase was primarily due to higher sales of software licenses in Europe and higher sales of computer platform products, primarily in North America.  Solutions sales declined by nearly 3% compared to the fourth quarter of 2008.

Fiscal 2009 Overview

Annual net sales for 2009 were $3.0 billion, a 16% decrease from net sales for 2008.  Net income for 2009 was $7.5 million, or $0.23 per diluted share, as compared to a net loss of $(82.5) million, or $(2.55) per share, in 2008.  Non-GAAP net income generated in 2009 was $16.4 million, or $0.50 per diluted share, as compared to a non-GAAP net loss of $(23.0) million, or $(0.71) per diluted share, in 2008.

Balance Sheet

The Company’s key balance sheet metrics as of December 31, 2009, as compared to December 31, 2008, are as follows:

•	Total debt declined 8% to $350 million, and the Company is in compliance with all financial covenants of its banking agreements;

•	Working capital, defined as current assets less current liabilities, increased 30% to $152 million and the cash conversion cycle declined from 46 days to 40 days;

•	Accounts receivable increased 1% to $435 million and days sales outstanding declined from 50 days to 47 days;

•	Inventory increased 28% to $296 million and accounts payable and cash overdraft increased 31% to $361 million due to opportunistic purchases of storage components late in the quarter.

First Quarter 2010 Outlook

Management anticipates first quarter 2010 sales of $780 million to $815 million, an increase of 9% to 14% from the first quarter of 2009.  Further, based upon foreign currency exchange rate changes to date, we anticipate first quarter currency losses of approximately $3 to $4 million.

Conference Call

A conference call is scheduled for today, March 3, 2010, at 1:30 p.m. Pacific Time.  The Company will broadcast the conference call via a webcast over the internet.  To listen to the webcast, please visit the investors section of the Bell Micro website at www.bellmicro.com. A replay will be available following the call on Bell Micro's Investor Relations web site or for one week at the following numbers: 888-286-8010 or 617-801-6888 with ID#55032448.

About Bell Microproducts Inc.

Bell Microproducts (NasdaqGM:BELM) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts website at http://www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on these statements.  These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate” and similar statements of a future or forward-looking nature identify forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include, but are not limited to, the following:  our ability to comply with the financial covenants in our credit agreements; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; the circumstances resulting in the restatement of our historical financial statements and the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; our ability to remain current in our SEC filings; loss or adverse effect on our supplier relationships; our ability to accurately forecast customer demand and order sufficient product quantities; competition in the markets in which we operate; the products we sell may not satisfy shifting customer demand; our reliance on third parties to manufacture the products we sell; our reliance on credit provided by our manufacturers to finance our inventory purchases; risks related to our substantial indebtedness, including the inability to obtain additional financing for our operations on terms acceptable to us or at all; limitations on our operating and strategic flexibility under the terms of our debt agreements; our ability to attract and retain qualified personnel; risks associated with doing business abroad, including foreign currency risks; our inability to identify, acquire and integrate acquired businesses; the outcome of any pending or future litigation or regulatory proceedings, including the pending French tax proceeding, the current shareholder lawsuit and any claims or litigation related to the restatement of our consolidated financial statements; the effects of a prolonged economic downturn; and our ability to reduce professional fees for audit, legal, tax and outside accounting advisor services.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:
Nicole Noutsios
Investor Relations
Bell Microproducts Inc.
(510) 451-2952
ir@bellmicro.com

Financial tables to follow.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,
	2009	2008 (1)
ASSETS
Current assets:
Cash (2)	$21,132	$22,775
Accounts receivable, net	434,858	429,853
Inventories	295,692	230,652
Prepaid expenses and other current assets	44,088	24,907
Total current assets	795,770	708,187

Property and equipment, net	15,710	19,042
Goodwill and other intangibles	27,717	28,526
Other long-term assets	17,779	26,371
Total assets	$856,976	$782,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and cash overdraft	$360,868	$274,745
Borrowings under lines of credit and current portion of long-term debt	190,788	221,691
Other accrued liabilities	91,784	94,658
Total current liabilities	643,440	591,094

Long-term debt, net of current portion	159,494	161,063
Other long-term liabilities	22,210	24,269
Total liabilities	825,144	776,426

Shareholders’ equity	31,832	5,700
Total liabilities and shareholders’ equity	$856,976	$782,126

(1)	Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”).

(2)	Includes approximately $2.0 million of compensating balances under certain of the Company’s credit arrangements at December 31, 2009.

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	December 31,
	2009	2009	2008 (1)	2009	2008 (1)
Net sales	$836,967	$765,156	$768,806	$3,021,167	$3,579,499
Cost of sales	758,568	693,431	690,301	2,725,127	3,244,053
Gross profit	78,399	71,725	78,505	296,040	335,446

Selling, general and administrative expense	54,652	59,040	73,307	226,329	302,416
Professional fees	4,197	2,906	17,220	26,129	56,763
Impairment of goodwill and other intangibles	--	--	5,864	--	5,864
Restructuring costs	1,696	--	1,949	3,795	4,289
Total operating expenses	60,545	61,946	98,340	256,253	369,332

Operating income (loss)	17,854	9,779	(19,835)	39,787	(33,886)
Interest and other expense, net	8,979	7,517	14,281	30,976	48,053
Income (loss) before income taxes	8,875	2,262	(34,116)	8,811	(81,939)
Provision for (benefit from) income taxes	(4,073)	597	(637)	1,289	527
Net income (loss)	$12,948	$1,665	$(33,479)	$7,522	$(82,466)

Income (loss) per share:
Basic	$0.41	$0.05	$(1.04)	$0.24	$(2.55)
Diluted	$0.40	$0.05	$(1.04)	$0.23	$(2.55)

Shares used in per share calculation:
Basic	31,919	31,879	32,070	31,859	32,299
Diluted	32,694	32,575	32,070	32,595	32,299

(1)	Adjusted for the retrospective adoption of ASC 470-20.

BELL MICROPRODUCTS INC.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	December 31,
	2009	2009	2008	2009	2008
Net income (loss):
GAAP net income (loss)	$12,948	$1,665	$(33,479)	$7,522	$(82,466)
Adjustments:
Professional fees (1)	1,997	706	15,020	17,329	47,963
Trade settlements	-	(334)	(4,461)	(15,058)	(10,563)
ProSys derivative and related settlement	(3,224)	(2,374)	1,217	(6,156)	4,019
Intangible amortization	798	815	793	3,170	3,405
Stock-based compensation	776	477	709	2,518	2,955
Restructuring costs	1,696	-	1,949	3,795	4,289
Amortization of debt discount and issuance costs	3,526	3,386	3,130	13,554	11,614
Income tax credits	(8,623)	-	-	(8,623)	-
Income tax impacts of non-GAAP items (2)	(744)	(174)	(1,245)	(1,665)	(4,248)
Total adjustments to GAAP net income (loss)	(3,798)	2,502	17,112	8,864	59,434
Non-GAAP net income (loss)	$9,150	$4,167	$(16,367)	$16,386	$(23,032)

Shares used in computing non-GAAP net income:
Basic	31,919	31,879	32,070	31,859	32,299
Diluted	32,694	32,575	32,070	32,595	32,299

Basic net income (loss) per share:
GAAP	$0.41	$0.05	$(1.04)	$0.24	$(2.55)
Adjustments	(0.12)	0.08	0.53	0.27	1.84
Non-GAAP	$0.29	$0.13	$(0.51)	$0.51	$(0.71)

Diluted net income (loss) per share:
GAAP	$0.40	$0.05	$(1.04)	$0.23	$(2.55)
Adjustments	(0.12)	0.08	0.53	0.27	1.84
Non-GAAP	$0.28	$0.13	$(0.51)	$0.50	$(0.71)

(1)
Excluded from non-GAAP net income is professional fees for auditors, investigators, lawyers and other outside advisors incurred in excess of $2.2 million for each three-month period presented, as management believes $2.2 million represents approximately one quarter of the Company’s expected annual spending on such professional fees.  The actual professional fees incurred may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

(2)	Amount represents the income tax effect of the adjustments to GAAP net income (loss).

ABOUT NON-GAAP FINANCIAL MEASURES

In addition to the Company’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, the Company is providing in this release supplemental non-GAAP net income (loss) and non-GAAP net income (loss) per share as compared to the corresponding financial measures prepared in accordance with GAAP.

The presentation of supplemental non-GAAP financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, these measures may be materially different from non-GAAP financial measures used by other companies.

The Company is providing these non-GAAP financial measures because it believes that such measures provide important supplemental information to management and investors about its core operating results, primarily because the non-GAAP measures exclude certain charges and credits that management believes that investors benefit by being provided with such information. Company management uses these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, in evaluating the Company’s operating performance, in planning and forecasting future periods, in making decisions regarding business operations and the allocation of resources, and in comparing the Company’s performance against its historical performance. The Company excludes the following items from its non-GAAP financial measures:

Professional fees.  These amounts include certain costs of auditors, investigators, lawyers and other outside advisors, through September 30, 2009, these costs were utilized in connection with: 1) independent accounting investigations, 2) the restatement of certain previously-filed financial statements, and 3) the preparation of the delinquent financial statements necessary to regain SEC reporting compliance.  Management has excluded such costs incurred in excess of $2.2 million for each three-month period presented, as it believes $2.2 million represents approximately one quarter of the Company’s estimated annual spending for such professional fees on matters other than those listed above.  The actual professional fees incurred in future periods may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

Trade settlements.  These credits were recorded upon the settlement of certain disputed trade receivable credits (recorded as an increase in net sales) and trade payable credits (recorded as a reduction of cost of goods sold) received in prior periods, but settled in the period recorded.  Although the resolution of disputed trade credits is an ongoing part of the Company’s business, these credits are typically identified and a resolution initiated and completed within a normal operating cycle.  During the process of restating its consolidated financial statements and the filing of its December 2006 10-K, the Company identified a significant number of historical credits that lacked sufficient documentation.  The Company obtained additional documentation and recorded a higher than typical amount of credits to income in 2009.

ProSys derivative and related settlement.  These charges and credits represent amounts recorded under agreements with the former shareholders of ProSys, under which the Company has granted those shareholders rights to put certain shares to the Company and rights to receive cash from the Company upon open market sales under certain conditions.  Also included in the fourth quarter of 2009 was a credit recorded upon settlement of a related dispute.

Intangible amortization.  These charges reflect the non-cash amortization of certain intangible assets.

Stock-based compensation.  These non-cash charges reflect amounts recorded pertaining to stock options and restricted stock units granted under stock-based compensation plans.

Restructuring costs.  At various times in the past, we have implemented restructuring plans to improve operating performance.  Restructuring costs consist of estimated expenses associated with workforce reductions, the consolidation of excess facilities and the impairment of leasehold improvements and other equipment associated with abandoned facilities.  While we believe it is important to understand these charges, we do not believe that these charges are indicative of our future operating results.

Amortization of debt discount and issuance costs.  These charges represent the non-cash amortization related to the retrospective adoption of ASC 470-20 and certain issuance costs that are being amortized over the term of the underlying debt.

Income tax credits.  The Company recorded credits in the fourth quarter of 2009 related to the reversal of a portion of the valuation allowance previously recorded on certain deferred tax assets.  Of the $8.6 million recorded, $2.4 million was pertaining to prior periods, which is considered immaterial.

Income tax impacts of non-GAAP items.  The Company adjusts its provision for income taxes to reflect the tax effects of excluding the non-GAAP items noted above.

All supplemental non-GAAP financial measures are unaudited, and should be read in conjunction with the comparable information presented in accordance with GAAP.